Filed pursuant to Rule 433
August 12, 2008
Relating to
Preliminary Prospectus Supplement dated August 11, 2008 to
Prospectus Dated November 6, 2007
Registration Statement No. 333-147180
Final Term Sheet
$1,029,805,000
6.817% Senior Debt Securities, Series A, Due 2018

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	6.817% Senior Debt Securities, Series A, Due 2018

Aggregate Principal Amount:	$1,035,000,000

Remarketed Principal Amount:	$1,029,805,000

Maturity Date:	August 15, 2018

Pricing Date:	August 12, 2008

Settlement Date:	August 15, 2008

Interest Payment Dates:	February 15 and August 15 of each year, beginning on February 15, 2009.

Reset Rate:	6.817%

Benchmark Treasury:	UST 4.00% due August 15, 2018

Spread to Benchmark Treasury:	T + 284 bps

Benchmark Treasury Price and Yield:	(100-19) 3.928%

Yield to Maturity:	6.768%

Make-Whole Redemption Amount:	Means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest thereon for the principal amount to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption), discounted from their respective scheduled payment dates to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points plus, in each case, accrued and unpaid interest thereon to the date of redemption.

CUSIP / ISIN:	59156R AR9 / US59156RAR93

Price to the Public:	100.35%

Remarketing Fee to Remarketing Agents:	0.350%

Joint Lead Remarketing Agents:	Banc of America Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp., CALYON Securities (USA) Inc., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, PNC Capital Markets LLC, Raymond James & Associates, Inc., RBC Capital Markets Corporation and Standard Chartered Bank.

Junior Co-Managers:	Blaylock Robert Van, LLC, Cabrerra Capital Markets, LLC, CastleOak Securities, L.P., Guzman & Company, Samuel A. Ramirez & Company, Inc. and The Williams Capital Group, L.P.

Experts:	The consolidated financial statements and consolidated financial statement schedules, incorporated by reference in the prospectus supplement from MetLife, Inc.’s Annual Report on Form 10-K, and the effectiveness of MetLife, Inc.’s internal control over financial reporting, for the years ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedules and include an explanatory paragraph regarding changes in MetLife, Inc.’s method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007, and its method of accounting for defined benefit pension and other postretirement plans as required by accounting guidance adopted on December 31, 2006, respectively, and (2) express an unqualified opinion on MetLife, Inc.’s effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
All terms used and not otherwise defined in this term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement.
The Issuer has filed a registration statement, including a prospectus, and preliminary prospectus supplement, with the SEC for the remarketing to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this remarketing. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any Remarketing Agent participating in the offering will arrange to send you the prospectus if you request by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or by calling Barclays Capital Inc. at 1-888-227-2275, extension 2663.
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